AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

FOR ULTIMUS MANAGERS TRUST

THIS AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”), dated as of February 20, 2025, is made and entered into by and between the ULTIMUS MANAGERS TRUST, an Ohio business trust (the “Trust”), on behalf of each series of the Trust set forth on Schedule A attached hereto (each a “Fund” and collectively referred to herein as the “Funds”), and Westwood Management CORP., a New York corporation (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has been appointed the investment adviser of the Funds pursuant to an Investment Advisory Agreement between the Trust, on behalf of the Funds, and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds in order to help maintain the Funds’ expense ratio within a certain operating expense limit; and

WHEREAS, the Funds may, from time to time, invest in affiliated or unaffiliated money market funds or other investment companies such as exchange-traded funds (“ETFs”), such underlying investments collectively referred to herein as “Acquired Funds”;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.       The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (the “Management Fee”) (but not below zero) and/or reimburse other expenses of each Fund, during the term of this Agreement, to the extent necessary to limit the total operating expenses of each class of shares of each Fund (exclusive of Excluded Expenses, as defined in Schedule A) to the amount of the “Maximum Operating Expense Limit” applicable to the respective Fund and each class of shares thereof as set forth on the attached Schedule A.

2.       Each Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement or which have been reimbursed in accordance with Section 1 hereof (the “Deferred Fees”), subject to the limitations provided in this Section 2. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Excluded Expenses) without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) that is equal to or less than the “Maximum Operating Expense Limit” of the respective class of shares of the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by the Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Excluded Expenses”) do not exceed (x) the “Maximum Operating Expense Limit” for the respective class of shares of the Fund then in effect

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and (y) the Maximum Operating Expense Limit for the respective class of shares of the Fund in effect at the time the expenses to be repaid were incurred.

Deferred Fees are subject to repayment by the applicable Fund for a period of 36 months after the date on which the Deferred Fees were incurred. Notwithstanding anything to the contrary in this Agreement, in no event will one Fund be obligated to pay any Deferred Fees with respect to any other series of the Trust.

3.       This Agreement with respect to each Fund shall continue in effect until the date set forth on Schedule A and annually thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated with respect to a Fund by either party hereto, without payment of any penalty, upon written notice at least ninety (90) days prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the applicable Fund. Any termination pursuant to this Section 3 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement. This Agreement will terminate automatically as to a Fund if the Advisory Agreement with respect to that Fund is terminated. Upon the termination of the Agreement for any reason, the Adviser acknowledges and agrees that (i) it remains liable for all fee reductions and reimbursement obligations pursuant to Section 1 hereof that accrued prior to the effective date of such termination and (ii) the obligations under Section 2 hereof shall cease and terminate as to all Funds if the entire Agreement is terminated, and if the entire Agreement is not terminated, as to each Fund with respect to which the Agreement is terminated.

4.       The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

5.       This agreement may be modified only at the request of either party and with the approval of the Board of Trustees (the “Board”).

Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

Any question of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement for the Fund or the 1940 Act.

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Notice is hereby given that this Agreement is executed by the Trust on behalf of each Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Funds.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ULTIMUS MANAGERS TRUST	WESTWOOD MANAGEMENT CORP.

By: /s/ Todd E. Heim	By: /s/ William R. Hardcastle, Jr.
Name: Todd E. Heim	Name: William R. Hardcastle, Jr.
Title: President	Title: Senior Vice President

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SCHEDULE A

DATED FEBRUARY 20, 2025

to

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

DATED FEBRUARY 20, 2025

FOR ULTIMUS MANAGERS TRUST

MAXIMUM OPERATING EXPENSE LIMITS

The tables below set out the Maximum Operating Expense Limit for each Fund. The Maximum Operating Expense Limit is expressed as a percentage of a Fund’s average daily net assets, and is exclusive of Excluded Expenses, as defined below.

Table A

Fund Name	Class	Maximum Operating Expense Limit[1]	Date of Conclusion of Initial Term

Westwood Quality Value Fund	Institutional	0.55%	March 1, 2026
	A	0.55%
	C	0.55%
	Ultra	0.55%	March 1, 2026
Westwood Quality SMidCap Fund	Institutional	0.68%	March 1, 2026
	Ultra	0.68%
Westwood Quality SmallCap Fund	Institutional	0.79%	March 1, 2026
	A	0.79%
	C	0.79%
	Ultra	0.79%
Westwood Income Opportunity Fund	Institutional	0.74%	March 1, 2026
	A	0.74%
	C	0.74%
	Ultra	0.74%	March 1, 2026
Westwood Quality AllCap Fund	Institutional	0.45%	March 1, 2026
	Ultra	0.45%
Westwood Quality MidCap Fund	Institutional	0.58%	March 1, 2026

1 Excluded Expenses for the Funds in Table A are: interest, taxes, brokerage commissions, Rule 12b-1 distribution fees (if any), administrative servicing fees (if any), borrowing expenses such as dividend and interest expenses on securities sold short, Acquired Fund fees and expenses, costs to organize the Fund, other expenditures which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses.

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Table B

Fund Name	Class	Maximum Operating Expense Limit[3]	Date of Conclusion of Initial Term

Westwood Alternative Income Fund	Institutional	0.00%	March 1, 2026
	A	0.00%
	C	0.00%
	Ultra	0.00%
Westwood Multi-Asset Income Fund	Institutional	0.10%	March 1, 2026
	A	0.10%
	C	0.10%

3 Excluded Expenses for the Funds in Table B are: Management Fees, interest, taxes, brokerage commissions, Rule 12b-1 distribution fees (if any), administrative servicing fee (if any), borrowing expenses such as dividend and interest expenses on securities sold short, Acquired Fund fees and expenses, costs to organize the Fund, other expenditures which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses.

Table C

Fund Name	Class	Maximum Operating Expense Limit[4]	Date of Conclusion of Initial Term

Westwood Real Estate Income Fund	Institutional	1.10%	March 1, 2026
	A	1.50%
	C	2.05%
Westwood Salient MLP & Energy Infrastructure Fund	Institutional	1.25%	March 1, 2026
	A	1.50%
	C	2.25%
	Ultra	None

4 Excluded Expenses are: interest, taxes, brokerage commissions, borrowing expenses such as dividend and interest expenses on securities sold short, Acquired Fund fees and expenses, costs to organize the Fund, other expenditures which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ULTIMUS MANAGERS TRUST	WESTWOOD MANAGEMENT CORP.

By: /s/ Todd E. Heim	By: /s/ William R. Hardcastle, Jr.
Name: Todd E. Heim	Name: William R. Hardcastle, Jr.
Title: President	Title: Senior Vice President

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